Exhibit 99.CODEETH

THE ALGER FUNDS

THE ALGER FUNDS II

THE ALGER INSTITUTIONAL FUNDS

THE ALGER PORTFOLIOS

ALGER GLOBAL FOCUS FUND

ALGER ETF TRUST

(Each a “Fund” and collectively, the “Funds”)

CODE OF ETHICS FOR
PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

December 15, 2020

I.	Covered Officers/Purpose of the Code

This Code of Ethics (the “Code”) applies to the Principal Executive Officer and Principal Financial Officer of the Funds noted above (the “Funds”) (“Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports, documents and other public communications that the Funds file with, or submit to, the Securities and Exchange Commission (“SEC”);

•	compliance with applicable federal securities laws, rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•	accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his/her service to, a Fund. A conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (“Investment Company Act”) and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Fund. The compliance program, and policies and procedures of the Funds and the Funds’ investment adviser or sub-adviser (the “Adviser”) are designed to reasonably prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace such program, and policies and procedures, and, therefore, certain conflicts may fall outside of the parameters of this Code.

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Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or are a result of, the contractual relationship between the Funds and the Adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Funds and the Adviser. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, the Funds’ Boards of Trustees (the “Boards”) recognize that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes of ethics.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund1.

Each Covered Officer must:

•	not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund;

•	not use material non-public information of portfolio transactions nor financial data to his or her personal benefit;

•	report at least annually all affiliations or other relationships related to conflicts of interest on the Funds’ Trustee and Officer Questionnaire; and

•	disclose any material ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than the Adviser or any affiliated person thereof.

[1]	Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.

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III.	Disclosure and Compliance

Each Covered Officer should:

•	familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ trustees and auditors, and to governmental regulators and self-regulatory organizations;

•	to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

•	promote compliance with the standards and restrictions imposed by laws, rules and regulations applicable to the Funds.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code, or as soon thereafter as applicable, upon becoming a Covered Officer, affirm in writing to the Boards that he or she has received, read, and understands the Code;

•	at least annually thereafter affirm to the Boards that he or she has complied with the requirements of this Code;

•	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the General Counsel promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The General Counselor other designated senior legal officer of the Adviser is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.2 However, any approvals or waivers3 also will be considered by the Audit Committee of the relevant Board (the “Committee”).

[2]	The General Counsel or other designated senior legal officer is authorized to consult, as appropriate, with the chair of the Audit Committee, counsel to the Funds and counsel to the independent Board members and is encouraged to do so.

[3]	Item 2 of Form N-CSR defines "waiver" as "the approval by [a Fund] of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "[a Fund’s] failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the [Fund].

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The Funds will follow these procedures in investigating and enforcing this Code:

•	the General Counsel or other designated senior legal officer will take all appropriate action to investigate any potential violations reported;

•	if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

•	any matter that the General Counsel believes is a violation will be reported to the Committee;

•	if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•	the Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole Code of Ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code of Ethics to the extent that they overlap or conflict with the provisions of this Code of Ethics. The Funds’ and the Adviser’s codes of ethics under Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Investment Advisers Act contain separate requirements applying to the Covered Officers and are not part of this Code of Ethics.

VI.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Fund and its Board, the Adviser, and each of their respective counsel.

VIII.	Internal Use

This Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

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EXHIBIT A

Covered Officers

Principal Executive Officer	Hal Liebes

Principal Financial Officer	Michael D. Martins

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